Exhibit 1.2
BEAZER HOMES USA, INC.
$50,000,000
7 1/2% Mandatory Convertible Subordinated Notes due 2013
UNDERWRITING AGREEMENT
January 6, 2010
New York, New York
Citigroup Global Markets Inc.
Credit Suisse Securities (USA) LLC
As Representatives of the Underwriters
388 Greenwich Street
New York, New York 10013
Ladies and Gentlemen:
          Beazer Homes USA, Inc., a Delaware corporation (the “Company”), agrees with you as follows:
          1. Issuance of Securities. The Company proposes to issue and sell to the several parties listed on Schedule I hereto (the “Underwriters”), for whom Citigroup Global Markets Inc. and Credit Suisse Securities (USA) LLC are acting as representatives (the “Representatives”), $50,000,000 aggregate principal amount of 7 1/2% Mandatory Convertible Subordinated Notes due 2013 (the “Notes”) of the Company (the “Underwritten Securities”). The Company also proposes to grant to the Underwriters the option to purchase up to an additional $7,500,000 principal amount of Notes to cover over-allotments, if any (the “Option Securities”; the Option Securities, together with the Underwritten Securities, being hereafter called the “Securities”). The Securities are initially convertible into shares of Common Stock, par value $.001 per share, of the Company (the “Common Stock”) at the conversion price set forth in the Pricing Term Sheet and the Final Prospectus (the “Underlying Shares”). The Underlying Shares will have attached thereto preferred share purchase rights (the “Rights”) pursuant to a Section 382 Rights Agreement, dated as of July 31, 2009 (the “Rights Agreement”), between the Company and American Stock Transfer & Trust Company, LLC, as Rights Agent, unless such Rights Agreement is terminated prior to the Closing Date. The Notes will be issued pursuant to an indenture (the “Base Indenture”) to be dated the Closing Date by and between the Company and U.S. Bank National Association, as trustee (the “Trustee”), as supplemented by a supplemental indenture (the “Supplemental Indenture”, and together with the Base Indenture, the “Indenture”).
          The Company meets the requirements for use of Form S-3 under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (collectively, the “Act”), and has prepared and filed with the Securities and Exchange Commission (the “Commission”) a registration statement on Form S-3 (File No. 333-163110) under the Act, including a related Base Prospectus, for registration under the Act of the offering and sale of the

Securities. Such Registration Statement, including any amendments thereto filed on or prior to the date hereof has become effective. The Company may have filed with the Commission, as part of an amendment to the Registration Statement or pursuant to Rule 424(b) under the Act, one or more preliminary prospectus supplements relating to the Securities, each of which has previously been furnished to you. The Registration Statement meets the requirements set forth in Rule 415(a)(1)(x) under the Act. The initial Effective Date of the Registration Statement was not earlier than the date three years before the date hereof.
          The terms that follow, when used in this Agreement, shall have the meanings indicated:
     “Applicable Time” shall mean 5:30 p.m. (Eastern time) on the date of this Agreement.
     “Base Prospectus” shall mean the base prospectus contained in the Registration Statement at the Applicable Time.
     “Business Day” shall mean any day other than a Saturday, a Sunday or a legal holiday or a day on which banking institutions or trust companies are authorized or obligated by law to close in New York City.
     “Effective Date” shall mean each date and time that the Registration Statement, any post-effective amendment or amendments thereto and any Rule 462(b) Registration Statement became or becomes effective.
     “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
     “Final Prospectus” shall mean the prospectus supplement relating to the Securities that was first filed pursuant to Rule 424(b) under the Act after the Applicable Time, together with the Base Prospectus.
     “Free Writing Prospectus” shall mean a free writing prospectus, as defined in Rule 405 under the Act.
     “Issuer Free Writing Prospectus” shall mean an issuer free writing prospectus, as defined in Rule 433 under the Act.
     “Preliminary Prospectus” shall mean any preliminary prospectus supplement to the Base Prospectus which is used prior to the filing of the Final Prospectus, together with the Base Prospectus.
     “Pricing Disclosure Package” shall mean (i) the Base Prospectus, (ii) the Preliminary Prospectus used most recently prior to the Applicable Time, (iii) the Pricing Term Sheet, (iv) the Issuer Free Writing Prospectuses, if any, identified in Schedule V hereto, and (v) any other Free Writing Prospectus that the parties hereto shall hereafter expressly agree in writing to treat as part of the Pricing Disclosure Package.

     “Pricing Term Sheet” shall mean the final term sheet prepared and filed with the Commission pursuant to Section 4(s) hereof.
     “Registration Statement” shall mean the registration statement on Form S-3 (File No. 333-163110), including exhibits and financial statements and any prospectus supplement relating to the Securities and Underlying Shares that is filed with the Commission pursuant to Rule 424(b) under the Act and deemed part of such registration statement pursuant to Rule 430B under the Act, as amended on each Effective Date and, in the event any post-effective amendment thereto or any Rule 462(b) Registration Statement becomes effective prior to the Closing Date, shall also mean such registration statement as so amended or such Rule 462(b) Registration Statement, as the case may be.
     “Rule 462(b) Registration Statement” shall mean a registration statement and any amendments thereto filed pursuant to Rule 462(b) relating to the offering covered by the registration statement on Form S-3 (File No. 333-163110) referred to in the immediately preceding paragraph.
     “Trust Indenture Act” shall mean the Trust Indenture Act of 1939, as amended, and the rules and regulations promulgated thereunder.
          Unless stated to the contrary, any references herein to the terms “Registration Statement,” “Base Prospectus,” “Preliminary Prospectus” or “Final Prospectus” shall be deemed to refer to and include the documents incorporated by reference therein pursuant to Item 12 of Form S-3 which were filed under the Exchange Act on or before the Effective Date of the Registration Statement or the issue date of the Base Prospectus, any Preliminary Prospectus or the Final Prospectus, as the case may be; and any reference herein to the terms “amend,” “amendment” or “supplement” with respect to the Registration Statement, the Base Prospectus, any Preliminary Prospectus or the Final Prospectus shall be deemed to refer to and include any information filed under the Exchange Act subsequent to the date hereof that is incorporated by reference therein. All references in this Agreement to financial statements and schedules and other information which is “contained,” “included” or “stated” (or other references of like import) in the Registration Statement, Pricing Disclosure Package (including the Preliminary Prospectus) or Final Prospectus shall be deemed to mean and include all such financial statements and schedules and other information which are incorporated by reference in the Registration Statement, Pricing Disclosure Package (including the Preliminary Prospectus) or Final Prospectus, as the case may be.
          This Agreement, the Securities, the Underlying Shares and the Indenture are hereafter sometimes referred to collectively as the “Note Documents.”
          2. Agreements to Sell and Purchase. On the basis of the representations, warranties and covenants of the Underwriters contained in this Agreement, the Company agrees to issue and sell to the Underwriters, and, on the basis of the representations, warranties and covenants of the Company contained in this Agreement and subject to the terms and conditions contained in this Agreement, each of the Underwriters, severally and not jointly, agrees to purchase from the Company, the aggregate principal amount of Underwritten Securities set forth opposite its name on Schedule I attached hereto. The purchase price for the Underwritten Securities shall be 97% of their principal amount.
          On the basis of the representations, warranties and covenants of the Underwriters contained in this Agreement, the Company hereby grants an option to the several Underwriters to purchase, severally and not jointly, up to $7,500,000 aggregate principal amount of Option Securities at the same purchase price as the Underwriters shall pay for the Underwritten Securities. Said option may be exercised only to cover over-allotments in the sale of the Underwritten Securities by the Underwriters. Said option may be exercised in whole or in part at any time on or before the 30th day after the date of the Final Prospectus upon written or telegraphic notice by the Representatives to the Company setting forth the aggregate principal amount of Option Securities as to which the several Underwriters are exercising the option and the settlement date. The principal amount of Option Securities to be purchased by each Underwriter shall be the same percentage of the aggregate principal amount of the Option Securities to be purchased by the several Underwriters as such Underwriter is purchasing of the Underwritten Securities, subject to such adjustments to ensure that the Option Securities are not issued in minimum denominations of less than $25 or whole multiples thereof.
          3. Delivery and Payment. Delivery of, and payment of the purchase price for, the Underwritten Securities and the Option Securities (if the option provided for in Section 2(b) hereof shall have been exercised on or before the third Business Day prior to the Closing Date) shall be made at 10:00 a.m., New York City time, on January 12, 2010 (such date and time, the “Closing Date”) at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, 4 Times Square, New York, New York 10036. The Closing Date and the location of, delivery of and the form of payment for the Securities may be varied by mutual agreement between the Underwriters and the Company.
          Delivery of the Securities shall be made to the Representatives for the respective accounts of the several Underwriters against payment by the several Underwriters through the Representatives of the purchase price therefor by means of transfer of immediately available funds to such account or accounts specified by the Company in accordance with its obligations under Section 4(h) hereof on or prior to the Closing Date, or by such means as the parties hereto shall agree prior to the Closing Date. Delivery of the Underwritten Securities and the Option Securities shall be made through the facilities of The Depository Trust Company (“DTC”) unless the Representatives shall otherwise instruct.
          If the option provided for in Section 2 hereof is exercised after the third Business Day prior to the Closing Date, the Company will deliver the Option Securities (at the expense of the Company) to the Representatives, at 388 Greenwich Street, New York, New York, on the date specified by the Representatives (which shall be within three Business Days after exercise of said option) for the respective accounts of the several Underwriters, against payment by the several Underwriters through the Representatives of the purchase price therefor by means of transfer of immediately available funds to such account or accounts specified by the Company. If settlement for the Option Securities occurs after the Closing Date (such date of settlement if not the Closing Date, the “settlement date”), the Company will deliver to the Representatives on the settlement date for the Option Securities, and the obligation of the Underwriters to purchase the Option Securities shall be conditioned upon receipt of, supplemental opinions, certificates and letters confirming as of such date the opinions, certificates and letters delivered on the Closing Date pursuant to Section 8 hereof.
          4. Agreements of the Company. The Company covenants and agrees with the Underwriters as follows:
          (a) To furnish, without charge as soon as available, to the Representatives and counsel for the Underwriters signed copies of the Registration Statement (including exhibits thereto) and to each other Underwriter a copy of the Registration Statement (without exhibits thereto) and to the Underwriters and those persons identified by the Underwriters as many copies of the Preliminary Prospectus, any Issuer Free Writing Prospectus and the Final Prospectus, and any amendments or supplements thereto, as the Underwriters may reasonably request. The Company consents to the use of the Preliminary Prospectus, the Pricing Disclosure Package, any Issuer Free Writing Prospectus and the Final Prospectus, and any amendments and supplements thereto required pursuant to this Agreement, by the Underwriters in connection with the offer and sale of the Securities.
          (b) As promptly as practicable following the execution and delivery of this Agreement, to prepare and file with the Commission in accordance with and within the time period prescribed in Rule 424(b) under the Act (and provide evidence satisfactory to the Representatives of such timely filing) and deliver to the Underwriters the Final Prospectus, which shall contain all information required by the Act and shall consist of the Preliminary Prospectus as modified by the information set forth in the Pricing Term Sheet and other non-material changes thereto as shall be approved by the Underwriters. Not to amend or supplement the Preliminary Prospectus (except with the information set forth in the Pricing Term Sheet and other non-material changes thereto as shall be approved by the Underwriters). Not to amend or supplement the Registration Statement, the Base Prospectus, any Preliminary Prospectus, the Pricing Disclosure Package or the Final Prospectus) or any Rule 462(b) Registration Statement unless the Underwriters shall previously have been advised of such proposed amendment or supplement to the extent permitted by law at least two business days prior to the proposed use, and shall not have objected to such amendment or supplement.
          (c) If, at any time prior to the filing of the Final Prospectus pursuant to Rule 424(b) under the Act, any event shall occur that, in the judgment of the Company or in the judgment of counsel to the Underwriters, makes any statement of a material fact in the Pricing Disclosure Package untrue or that requires the making of any additions to or changes in the Pricing Disclosure Package in order to make the statements in the Pricing Disclosure Package, in light of the circumstances under which they are made, not misleading, or if it is necessary to amend or supplement the Pricing Disclosure Package to comply with any applicable law, the Company shall promptly notify the Underwriters of such event and (subject to Section 4(b)) prepare, at its own expense, an appropriate amendment or supplement to the Pricing Disclosure Package so that (i) the Pricing Disclosure Package, as amended or supplemented, will not contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading and (ii) the Pricing Disclosure Package will comply with all applicable laws. Neither the Underwriters’ consent to, nor their delivery to offerees or investors of, any such amendment or supplement shall constitute a waiver of any of the covenants set forth in this Section 4(c) or Section 4(b).
          (d) If, at any time when a prospectus relating to the Securities is required to be delivered under the Act (including in circumstances where such requirement may be satisfied pursuant to Rule 172 under the Act), any event shall occur that, in the judgment of the Company or in the judgment of counsel to the Underwriters, makes any statement of a material fact in the Final Prospectus untrue or that requires the making of any additions to or changes in the Final Prospectus in order to make the statements in the Final Prospectus, in light of the circumstances under which they are made, not misleading, or if it is necessary to amend the Registration Statement, to file a new registration statement or supplement the Final Prospectus to comply with any applicable law, the Company shall promptly notify the Underwriters of such event and (subject to Section 4(b)) prepare and file with the Commission, at its own expense, an appropriate amendment or supplement to the Registration Statement or the Final Prospectus or a new registration statement so that (i) the Final Prospectus, as amended or supplemented, will not contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading and (ii) the Registration Statement and the Final Prospectus will comply with all applicable laws. Neither the Underwriters’ consent to, nor their delivery to offerees or investors of, any such amendment or supplement shall constitute a waiver of any of the covenants set forth in this Section 4(d) or Section 4(b). The Company shall use its reasonable best efforts to have any amendment of the Registration Statement or any such new registration statement declared effective as promptly as practicable in order to avoid any disruption of the use of the Final Prospectus. The Company shall file any supplement to the Final Prospectus as promptly as practicable with the Commission in accordance with and within the time period prescribed in Rule 424(b) under the Act (and provide evidence satisfactory to the Representatives of such timely filing).
          (e) To cooperate with the Underwriters and counsel to the Underwriters in connection with the qualification or registration of the Securities under the securities laws of such jurisdictions as the Underwriters may request and to continue such qualification in effect so long as required for the distribution of the Securities. Notwithstanding the foregoing, the Company shall not be required to qualify as a foreign corporation in any jurisdiction in which it is not so qualified or to file a general consent to service of process in any such jurisdiction or subject itself to taxation in excess of a nominal dollar amount in any such jurisdiction where it is not then so subject.
          (f) To advise the Underwriters promptly and, if requested by the Underwriters, to confirm such advice in writing, (i) when the Final Prospectus, and any supplement thereto, shall have been filed (if required) with the Commission pursuant to Rule 424(b) under the Act or when any Rule 462(b) Registration Statement shall have been filed with the Commission, (ii) when, prior to termination of the offering of the Securities, any amendment to the Registration Statement or any new registration statement relating to the Securities shall have been filed or become effective, (iii) of any request by the Commission or its staff for any amendment of the Registration Statement, or any Rule 462(b) Registration Statement, or for any supplement to the Final Prospectus or for any additional information, (iv) of the issuance by the Commission of any stop order suspending the effectiveness of the

Registration Statement or of any notice objecting to its use or the institution or threatening of any proceeding for that purpose and (v) of the issuance by any securities commission of any stop order suspending the qualification or exemption from qualification of the Securities for offering or sale in any jurisdiction, or the initiation of any proceeding for such purpose by any securities commission or other regulatory authority. The Company shall use its reasonable best efforts to prevent the issuance of any stop order or the occurrence of any such suspension or notice of objection to the use of the Registration Statement or any stop order or order suspending the qualification or exemption of any of the Securities under any securities laws, and if at any time the Commission or any securities commission or other regulatory authority shall issue a stop order or notice of objection to the use of the Registration Statement or a stop order or order suspending the qualification or exemption of any of the Securities under any securities laws, the Company shall use its reasonable best efforts to obtain the withdrawal or lifting of such order or relief from such notice of objection at the earliest possible time, including, if necessary, by filing an amendment to the Registration Statement or a new registration statement and using its reasonable best efforts to have such amendment or new registration statement declared effective as soon as practicable.
          (g) Whether or not the transactions contemplated by this Agreement are consummated or this Agreement becomes effective or is terminated other than by reason of a default by the Underwriters, to pay all costs, expenses, fees and disbursements reasonably incurred and stamp, documentary or similar taxes incident to and in connection with: (i) the preparation, printing, distribution and filing with the Commission of the Registration Statement (including, without limitation, financial statements and exhibits thereto), each Preliminary Prospectus, each Issuer Free Writing Prospectus and the Final Prospectus, and all amendments and supplements thereto, (ii) all expenses (including travel expenses) of the Company and the Underwriters in connection with any meetings with prospective investors in the Securities, (iii) the execution, issue, authentication, packaging and initial delivery of the Securities and the Underlying Shares, the preparation, notarization (if necessary) and delivery of the Note Documents and all other agreements, memoranda, correspondence and documents prepared and delivered in connection with this Agreement, (iv) the issuance, transfer and delivery by the Company of the Securities to the Underwriters, (v) the qualification or registration of the Securities for offer and sale under the securities laws of such jurisdictions as the Underwriters may request (including, without limitation, the cost of printing and mailing preliminary and final “Blue Sky” or legal investment memoranda and fees and disbursements of counsel (including local counsel) to the Underwriters relating thereto), (vi) the furnishing of such copies of the Registration Statement, each Preliminary Prospectus, each Issuer Free Writing Prospectus and the Final Prospectus, and all amendments and supplements thereto, as may be reasonably requested, (vii) the preparation of certificates for the Securities, (viii) the approval of the Securities by DTC for “book-entry” transfer, (ix) the rating of the Securities by rating agencies, (x) the fees and expenses of the Trustee and its counsel and of the transfer agent and registrar for the Underlying Shares, (xi) the performance by the Company of its obligations under the Note Documents, (xii) the listing of the Securities and the Underlying Shares on the New York Stock Exchange, and (xiii) any filings required to be made with the Financial Industry Regulatory Authority, Inc. (including filing fees and reasonable and documented fees and expenses of counsel to the Underwriters incurred in connection therewith).

          (h) To use the proceeds from the sale of the Securities in the manner described in the Pricing Disclosure Package and Final Prospectus under the caption “Use of Proceeds.”
          (i) To do and perform all things required to be done and performed under this Agreement by it prior to or after the Closing Date and to satisfy all conditions precedent on its part to the delivery of the Securities.
          (j) To comply with all of its obligations set forth in the representations letter of the Company to DTC relating to the approval of the Securities by DTC for “book-entry” transfer and to use their reasonable best efforts to obtain approval of the Securities by DTC for “book-entry” transfer.
          (k) Prior to the Closing Date, to furnish without charge to the Underwriters, (i) as soon as they have been prepared, a copy of any regularly prepared internal financial statements of the Company and its subsidiaries for any period subsequent to the period covered by the financial statements appearing in the Pricing Disclosure Package and Final Prospectus, (ii) all other reports and other communications (financial or otherwise) that the Company mails or otherwise makes available to their security holders and (iii) such other information as the Underwriters shall reasonably request.
          (l) Not to distribute any offering material in connection with the offer and sale of the Securities other than the Preliminary Prospectus, any other Issuer Free Writing Prospectus specified in Schedule V hereto and the Final Prospectus.
          (m) Not to make any offer relating to the Securities that would constitute an Issuer Free Writing Prospectus or that would otherwise constitute a “free writing prospectus” (as defined in Rule 405 under the Act) required to be filed by the Company with the Commission or retained by the Company under Rule 433 under the Act (other than those listed on Schedule V hereto and other than the Pricing Term Sheet) without the prior consent of the Underwriters. Any such free writing prospectus consented to by the Underwriters (including those listed on Schedule V hereto) is hereinafter referred to as a “Permitted Free Writing Prospectus.” The Company agrees that (x) it has treated and will treat, as the case may be, each Permitted Free Writing Prospectus as an Issuer Free Writing Prospectus and (y) it has complied and will comply, as the case may be, with the requirements of Rules 164 and 433 under the Act applicable to any Permitted Free Writing Prospectus, including in respect of timely filing with the Commission, legending and record keeping.
          (n) During the period of one year after the later of the Closing Date and any settlement date, not to be or become an “investment company” required to be registered, but not registered, under the Investment Company Act of 1940 as amended (the “Investment Company Act”).
          (o) In connection with the offering, until the Underwriters shall have notified the Company of the completion of the resale of the Securities (which the Company may assume occurred on or before the 90th day following the date of this Agreement unless given written notice to the contrary), not to, and not to permit any of their affiliates or affiliated purchasers (as such term is defined in Regulation M under the Exchange Act) to, either alone or with one or more other persons, bid for or purchase for any account in which they or any of their affiliates or affiliated purchasers has a beneficial interest any shares of Common Stock or attempt to induce any person to purchase any shares of Common Stock in violation of Section 9 of the Exchange Act or Regulation M; and none of the Company or any of its affiliates or affiliated purchasers will make bids or purchases for the purpose of creating actual, or apparent, active trading in, or of raising the price of, the Securities.
          (p) During the period beginning on the date hereof and continuing until the date 90 days after the Closing Date, the Company and its affiliates shall not offer, sell, contract to sell, pledge, or otherwise dispose of, directly or indirectly (whether by actual disposition or effective economic disposition due to cash settlement or otherwise), or file with the Commission a registration statement under the Securities Act relating to, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act, except pursuant to this Agreement, any other shares of Common Stock or any securities convertible into, or exercisable, or exchangeable for, shares of Common Stock; or publicly disclosure the intention to make any such offer, sale, contract of sale, pledge, disposition, filing or transaction, without the prior written consent of the Representatives; provided, however, that the Company may issue and sell Common Stock pursuant to (i) the concurrent offering of up to 22,425,000 shares of the Company’s Common Stock (which includes an additional 2,925,000 shares of the Company’s Common Stock if the underwriters exercise their over-allotment option in full) or (ii) any employee stock option plan, stock ownership plan or dividend reinvestment plan of the Company in effect as of the date hereof and the Company may issue Common Stock issuable upon the conversion of securities or the exercise of warrants outstanding as of the date hereof. The Company will provide the Representatives and any co-managers and each individual subject to the restricted period pursuant to the lock-up letters described in Section 4(r) with prior notice of any such announcement that gives rise to an extension of the restricted period.
          (q) As soon as practicable, to make generally available to its security holders and to the Representatives an earnings statement or statements of the Company and its subsidiaries which will satisfy the provisions of Section 11(a) of the Act and Rule 158 under the Act.
          (r) To cause each individual listed on Schedule VI to furnish to the Representatives, on or prior to the date of this agreement, a letter substantially in the form of Exhibit B hereto from each person listed on Schedule VI hereto and addressed to the Representatives (the “Lock-up Agreements”).
          (s) To prepare a final term sheet, containing solely a description of final terms of the Securities and the offering thereof, in the form approved by you and attached as Schedule IV hereto and to file such term sheet pursuant to Rule 433(d) under the Act within the time required by such Rule.
          (t) To reserve and keep available at all times, free of preemptive rights, the maximum number of shares of Common Stock issuable upon conversion of the Securities.

          (u) Between the date hereof and the Closing Date, not to do or authorize any act or thing that would result in an adjustment of the conversion price of the Notes.
          (v) To use its commercially reasonable efforts to cause the Securities and the Underlying Shares to be listed and admitted and authorized for trading on the New York Stock Exchange, subject to official notice of issuance, and to provide satisfactory evidence of such actions to the Representatives.
          5. Representations and Warranties. The Company represents and warrants to the Underwriters that, as of the date hereof and as of the Closing Date (and as of the settlement date, as applicable):
          (a) On each Effective Date, the Registration Statement did, and when the Final Prospectus is first filed in accordance with Rule 424(b) under the Act and on the Closing Date and on any settlement date, the Final Prospectus (and any supplement thereto) will, comply in all material respects with the applicable requirements of the Act and the Exchange Act and the respective rules thereunder. On each Effective Date and on the date hereof, the Registration Statement did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading; on the Effective Date and on the Closing Date and any settlement date the Indenture did or will comply in all material respects with the applicable requirements of the Trust Indenture Act and the rules thereunder; provided, however, that the Company makes no representation or warranty with respect to (i) that part of the Registration Statement which shall constitute the Statement of Eligibility and Qualification (Form T-1) under the Trust Indenture Act of the Trustee or (ii) information relating to the Underwriters contained in or omitted from the Registration Statement in reliance upon and in conformity with information furnished to the Company in writing by or on behalf of any Underwriter through the Representatives expressly for inclusion in the Registration Statement.
          (b) Neither the Pricing Disclosure Package, as of the Applicable Time, nor the Final Prospectus, as of its date or (as amended or supplemented in accordance with Section 4(b), if applicable) as of the Closing Date or any settlement date, contains any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that the Company, makes no representation or warranty with respect to information relating to the Underwriters contained in or omitted from the Pricing Disclosure Package or the Final Prospectus, or any amendment or supplement thereto, in reliance upon and in conformity with information furnished to the Company in writing by or on behalf of any Underwriter through the Representatives expressly for inclusion in the Pricing Disclosure Package or the Final Prospectus, or any supplement or amendment thereto, as the case may be. No order preventing the use of the Base Prospectus, the Preliminary Prospectus, the Pricing Disclosure Package, any Issuer Free Writing Prospectus or the Final Prospectus, or any amendment or supplement thereto, or the effectiveness of the Registration Statement has been issued or, to the knowledge of the Company, has been threatened.
          (c) Each Issuer Free Writing Prospectus and the Pricing Term Sheet does not include any information that conflicts with the information contained in the Registration

Statement, including any document incorporated therein by reference and any prospectus supplement deemed to be a part thereof that has not been superseded or modified; provided, however, that the Company makes no representation or warranty with respect to information relating to the Underwriters contained in or omitted from any Issuer Free Writing Prospectus in reliance upon and in conformity with information furnished to the Company in writing by or on behalf of any Underwriter through the Representatives expressly for inclusion in such Issuer Free Writing Prospectus.
          (d) As of September 30, 2009, the Company had the authorized, issued and outstanding capital stock as set forth in the section of the Pricing Disclosure Package and Final Prospectus entitled “Capitalization” in the common stock line item. All of the issued and outstanding shares of capital stock or other equity interests of the Company have been duly and validly authorized and issued, are fully paid and nonassessable and were not issued in violation of any preemptive or similar right. Except as set forth in the Pricing Disclosure Package and Final Prospectus, there are no outstanding subscriptions, calls, options, warrants, rights, or other agreements with respect to the capital stock, membership interests, or partnership interests of the Company or any of the Subsidiaries (as defined below). No holder of any securities of the Company or any Subsidiary is entitled to have such securities registered under the Registration Statement.
          (e) The Company has been duly incorporated and is validly existing as a corporation in good standing under the law of the State of Delaware with full corporate power and authority to own, lease and operate its properties and conduct its business as described in the Pricing Disclosure Package and Final Prospectus, to execute and deliver this Agreement and to issue, sell and deliver the Securities and the Underlying Shares as contemplated herein and in the Indenture (as defined below).
          (f) All of the issued and outstanding shares of the capital stock of each of the Company’s corporate subsidiaries (the “Corporate Subsidiaries”) and the Company’s trust subsidiary (the “Trust Subsidiary”) have been validly issued and are fully paid and nonassessable, and each of the capital stock of the Corporate Subsidiaries and the Trust Subsidiary, membership interests of each of the Company’s limited liability company subsidiaries (the “LLC Subsidiaries”) and the partnership interests of each of the Company’s limited partnership subsidiaries and limited liability partnership subsidiaries (the “Partnership Subsidiaries” and, together with the LLC Subsidiaries, the Corporate Subsidiaries, and the Trust Subsidiary, the “Subsidiaries”) have been duly authorized and to the extent owned by the Company, are owned free and clear of any pledge, lien, encumbrance, security interest, preemptive right or other claim except for pledges, liens, encumbrances, and security interests securing obligations under the Amended and Restated Credit Agreement, dated as of August 5, 2009 (the “Credit Agreement”), among the Company, Citibank, N.A., as swing line lender and agent, and the lenders party thereto and the Indenture, dated as of September 11, 2009 (the “Indenture”), by and among the Company, the guarantors party thereto, U.S. Bank National Association, as trustee, and Wilmington Trust FSB, as Notes Collateral Agent. Attached as Schedule II is a true and complete list of each entity in which the Company has a direct or indirect majority equity or voting interest, their jurisdictions of incorporation or formation, and percentage equity ownership by the Company.

          (g) Each of the Corporate Subsidiaries has been duly incorporated, and each of the Trust Subsidiary, the LLC Subsidiaries and Partnership Subsidiaries has been duly formed, and is validly existing as a corporation, in the case of the Corporate Subsidiaries, as a trust, in the case of the Trust Subsidiary, as a limited partnership or a limited liability partnership, in the case of the Partnership Subsidiaries or as a limited liability company, in the case of LLC Subsidiaries, and in good standing under the laws of its respective jurisdiction of incorporation or formation with full corporate, trust, partnership or limited liability company power, as the case may be, and authority to own its respective properties and conduct its respective business as described in the Pricing Disclosure Package and Final Prospectus.
          (h) The Company has all requisite corporate power and authority to execute, deliver and perform all of its obligations under the Note Documents and to consummate the transactions contemplated by the Note Documents to be consummated on its part and, without limitation, the Company has all requisite corporate power and authority to issue, sell and deliver the Securities and the Underlying Shares. The Company has duly authorized the execution, delivery and performance of each of the Note Documents. The Note Documents conform in all material respects to the descriptions thereof in the Pricing Disclosure Package and the Final Prospectus.
          (i) The Company and each of the Subsidiaries are duly qualified or licensed by and are in good standing in each jurisdiction in which the nature of their respective businesses or their respective ownership or leasing of their respective properties requires such qualification, except where the failure to so qualify would not, individually or in the aggregate, have a Material Adverse Effect (as defined herein). Other than the entities listed on Schedule II hereto, the Company does not own, directly or indirectly, any shares of stock or any other equity or long-term debt securities of any corporation or have any equity interest in any firm, partnership, joint venture, association or other entity other than the entities listed on Schedule III hereto. A “Material Adverse Effect” means any material adverse effect on the business, condition (financial or other), results of operations, performance, properties or prospects of the Company and the Subsidiaries, taken as a whole.
          (j) This Agreement has been duly and validly executed and delivered by the Company.
          (k) The Indenture, when duly executed and delivered by the Company (assuming the due authorization, execution and delivery thereof by the Trustee), will be a legally binding and valid obligation of the Company, enforceable against the Company in accordance with its terms, except as enforcement thereof may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity and the discretion of the court before which any proceedings therefor may be brought (collectively, the “Enforceability Exceptions”).
          (l) The Securities, when issued, authenticated and delivered by the Company against payment by the Underwriters in accordance with the terms of this Agreement and the Indenture, will be legally binding and valid obligations of the Company, entitled to the benefits of the Indenture and enforceable against the Company in accordance with their terms, except that enforceability thereof may be limited by the Enforceability Exceptions, and will conform to the description thereof contained in the Pricing Disclosure Package and Final Prospectus.
          (m) When the Securities are delivered and paid for pursuant to this Agreement on the Closing Date and any settlement date, the Securities will be convertible into shares of Common Stock in accordance with the terms of the Indenture. The Underlying Shares have been duly authorized and reserved for issuance upon such conversion and, when issued upon such conversion pursuant to the terms of the Indenture will be validly issued, fully paid and nonassessable and not issued in violation of any preemptive or similar right. The Rights have been duly authorized by the Company. Unless the Rights Agreement shall have been terminated prior to the Closing Date, the Rights attached to the outstanding shares of Common Stock have been validly issued, and, if and when issued in accordance with the Rights Agreement upon issuance of the Securities, the Rights attached to the Securities will be validly issued. The Series A Junior Participating Preferred Stock has been duly classified as such by the Company, and the Board has authorized the reservation of shares of the Series A Junior Participating Preferred Stock for issuance upon the exercise of the Rights in accordance with the terms of the Rights Agreement. When issued upon such exercise in accordance with the terms of the Rights Agreement, shares of the Series A Junior Participating Preferred Stock will be validly issued, fully paid and nonassessable.
          (n) All documentary, stamp, recording, transfer or similar taxes, fees and other governmental charges that are due and payable on or prior to the Closing Date in connection with the execution and delivery of the Note Documents and the execution, delivery and sale of the Securities and the issuance of the Underlying Shares shall have been paid by or on behalf of the Company at or prior to the Closing Date.
          (o) None of the Company or any Subsidiary is (A) in violation of its charter, bylaws, limited liability company agreement, partnership agreement, operating agreement or other constitutive documents, (B) except as disclosed in the Pricing Disclosure Package and Final Prospectus, in default (or, with notice or lapse of time or both, would be in default) in the performance or observance of any obligation, agreement, covenant or condition contained in any bond, debenture, note, indenture, mortgage, deed of trust, loan or credit agreement, lease, license, franchise agreement, authorization, permit, certificate or other agreement or instrument to which any of them is a party or by which any of them is bound or to which any of their assets or properties is subject (collectively, “Agreements and Instruments”), (C) in violation of any law, statute, rule or regulation applicable to the Company or any Subsidiary or their respective assets or properties or (D) in violation of any judgment, order or decree of any domestic or foreign court or governmental agency or authority having jurisdiction over the Company or any Subsidiary or their respective assets or properties or other governmental or regulatory authority, agency or other body, which in the case of clauses (B), (C) and (D) herein, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. There exists no condition that, with notice, the passage of time or otherwise, would constitute a default by the Company or any Subsidiary under any such document or instrument or result in the imposition of any penalty or the acceleration of any indebtedness, other than penalties, defaults or conditions that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

          (p) The execution, delivery and performance by the Company of the Note Documents, including the consummation of the offer and sale of the Securities and the issuance of the Underlying Shares upon conversion thereof in accordance with the Indenture, does not and will not violate, conflict with or constitute a breach of any of the terms or provisions of or a default (or an event that with notice or the lapse of time, or both, would constitute a default) under, or require consent under, or result in the creation or imposition of a lien, charge or encumbrance on any property or assets of the Company or any Subsidiary pursuant to, (A) the charter, bylaws, limited liability company agreement, partnership agreement, operating agreement or other constitutive documents of the Company or any Subsidiary, (B) any of the Agreements and Instruments, (C) any law, statute, rule or regulation applicable to the Company or any Subsidiary or their respective assets or properties or (D) any judgment, order or decree of any domestic or foreign court or governmental agency or authority having jurisdiction over the Company or any Subsidiary or their respective assets or properties. No consent, approval, authorization or order of, or filing, registration, qualification, license or permit of or with, any court or governmental agency, body or administrative agency, domestic or foreign, is required to be obtained or made by the Company or any Subsidiary for the execution, delivery and performance by the Company of this Agreement or any of the other Note Documents including the consummation of the offer and sale of the Securities and the issuance of the Underlying Shares upon conversion thereof in accordance with the Indenture, except such as have been or will be obtained or made on or prior to the Closing Date. No consents or waivers from any other person or entity are required for the execution, delivery and performance of this Agreement by the Company or the consummation by the Company of the issuance and sale of the Securities.
          (q) Except as set forth in the Pricing Disclosure Package and Final Prospectus, there is (A) no action, suit or proceeding before or by any court, arbitrator or governmental agency, body or official, domestic or foreign, now pending or, to the knowledge of the Company, threatened or contemplated, to which the Company or any Subsidiary is or may be a party or to which the business, assets or property of such person is or may be subject, (B) no statute, rule, regulation or order that has been enacted, adopted or issued or, to the knowledge of the Company, that has been proposed by any governmental body or agency, domestic or foreign, (C) no injunction, restraining order or order of any nature by a federal or state court or foreign court of competent jurisdiction to which the Company or any Subsidiary is or may be subject that (x) in the case of clause (A) above, if determined adversely to the Company or any Subsidiary, could, individually or in the aggregate, reasonably be expected, (1) to have a Material Adverse Effect or (2) to interfere with or adversely affect the issuance of the Securities in any jurisdiction or adversely affect the consummation of the transactions contemplated by any of the Note Documents and (y) in the case of clauses (B) and (C) above, could, individually or in the aggregate, reasonably be expected, (1) to have a Material Adverse Effect or (2) to interfere with or adversely affect the issuance of the Securities in any jurisdiction or adversely affect the consummation of the transactions contemplated by the Note Documents. Every request of any securities authority or agency of any jurisdiction for additional information with respect to the Securities that has been received by the Company or any Subsidiary or their counsel prior to the date hereof has been, or will prior to the Closing Date be, complied with in all material respects.
          (r) Except as could not reasonably be expected to have a Material Adverse Effect, no labor problem or dispute with the employees of the Company or the Subsidiaries exists or, to the knowledge of the Company, is threatened or imminent.

          (s) The business, operations and facilities of the Company and each of the Subsidiaries have been and are being conducted in compliance with all applicable laws, ordinances, rules, regulations, licenses, permits, approvals, plans, authorizations or requirements relating to occupational safety and health, or pollution, or protection of health or the environment, or reclamation (including, without limitation, those relating to emissions, discharges, releases or threatened releases of pollutants, contaminants or hazardous or toxic substances, materials or wastes into ambient air, surface water, groundwater or land, or relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of chemical substances, materials or wastes, whether solid, gaseous or liquid in nature) or otherwise relating to remediating real property of any governmental department, commission, board, bureau, agency or instrumentality of the United States, any state or political subdivision thereof, or any foreign jurisdiction, and all applicable judicial or administrative agency or regulatory decrees, awards, judgments and orders relating thereto, except any violation thereof which would not, individually or in the aggregate, have a Material Adverse Effect; and, except as disclosed in the Pricing Disclosure Package and Final Prospectus, neither the Company nor any of the Subsidiaries has received any notice from a governmental instrumentality or any third party alleging any violation thereof or liability thereunder (including, without limitation, liability for costs of investigating or remediating sites containing hazardous substances and/or damages to natural resources).
          (t) There is no claim pending or, to the best knowledge of the Company, threatened or contemplated under any federal, state, local or foreign law, rule, regulation, decision or order governing pollution or protection or restoration of the environment (the “Environmental Laws”) against the Company or any of the Subsidiaries which, if adversely determined, would, individually or in the aggregate, have a Material Adverse Effect; there are no past or present actions or conditions including, without limitation, the use, disposal or release of, or human exposure to, any hazardous or toxic substance or waste regulated under any Environmental Law that are likely to form the basis of any such claim against the Company or any of the Subsidiaries which, if adversely determined, would, individually or in the aggregate, have a Material Adverse Effect. The Company and each Subsidiary maintain a system of internal environmental management controls sufficient to provide reasonable assurance of compliance in all material respects of their business facilities, real property and operations with requirements of applicable Environmental Laws.
          (u) Each of the Company and the Subsidiaries has all necessary permits, licenses, authorizations, consents and approvals and has made all necessary filings required under any federal, state, local or foreign law, regulation or rule, and has obtained all necessary authorizations, consents and approvals from other persons, material to the conduct of its respective business. Neither the Company nor any of the Subsidiaries is in violation of, or in default under, any such license, authorization, consent or approval or any federal, state, local or foreign law, regulation or rule or any decree, order judgment applicable to the Company or any of the Subsidiaries the effect of which could, individually or in the aggregate, have a Material Adverse Effect.
          (v) All legal or governmental proceedings, contracts or documents of a character required to be described in the Registration Statement, the Preliminary Prospectus or the Final Prospectus pursuant to Regulation S-K have been so described as required.

          (w) The statements in the Pricing Disclosure Package and the Final Prospectus under the headings (i) “Description of Capital Stock,” (ii) “Description of the Notes,” (iii) “Description of Other Indebtedness” and (iv) “Material United States Federal Income Tax Considerations” (to the extent such statements relate to matters of U.S. federal income tax laws), fairly summarize the matters therein described.
          (x) The Company and the Subsidiaries have good title to all properties and assets owned by them and have good leasehold interest in each property and asset leased by them, in each case free and clear of all pledges, liens, encumbrances, security interests, charges, mortgages and defects, except for liens permitted under the Credit Agreement and the Indenture or such as would not, individually or in the aggregate, have a Material Adverse Effect or do not materially affect the value of such property and do not interfere with the use made or proposed to be made of such properties by the Company or the Subsidiaries.
          (y) The Company and each Subsidiary have, own, possess or have the right to employ all patents, patent rights, licenses, inventions, copyrights, know-how (including trade secrets and other unpatented and/or unpatentable proprietary or confidential information, systems or procedures), trademarks, service marks, trade names and other intellectual property (collectively, the “Intellectual Property”) necessary to conduct the businesses operated by them as described in the Pricing Disclosure Package, except where the failure to own, possess or have the right to employ such Intellectual Property could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Neither the Company nor any Subsidiary has received any notice of infringement of or conflict with (and neither knows of any such infringement or a conflict with) asserted rights of others with respect to any of the foregoing that, if such assertion of infringement or conflict were sustained, could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The use of the Intellectual Property in connection with the business and operations of the Company and the Subsidiaries does not infringe on the rights of any person, except for such infringement as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
          (z) The Company and each of the Subsidiaries have filed all federal, state, local or foreign income and franchise tax returns required to be filed and all such returns are true, complete and correct in all material respects. The Company and each of the Subsidiaries have paid all taxes shown thereon as due, and there is no material tax deficiency which has been or is reasonably likely to be asserted against the Company or any of the Subsidiaries; all material tax liabilities of the Company and the Subsidiaries are adequately provided for on the books of the Company and the Subsidiaries.
          (aa) The Company, either directly or through one or more Subsidiaries, has in effect, with financially sound insurers, insurance with respect to its business and properties and the business and properties of the Subsidiaries against loss or damage of the kind customarily insured against by corporations engaged in the same or similar businesses and similarly situated, of such type and in such amounts as are customarily carried under similar circumstances by such other corporations; neither the Company nor any Subsidiary (A) has received notice from any insurer or agent of such insurer that substantial capital improvements or other material expenditures will have to be made in order to continue such insurance or (B) has any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers at a cost that would not, individually or in the aggregate, have a Material Adverse Effect.
          (bb) The Company and the Subsidiaries are in compliance with all presently applicable provisions of the Employee Retirement Income Security Act of 1974, as amended, including the regulations and published interpretations thereunder (“ERISA”), except where the failure to be in such compliance would not, individually or in the aggregate, have a Material Adverse Effect; no “reportable event” (as defined in ERISA and with respect to which the 30-day notice provision has not been waived) has occurred with respect to any “pension plan” (as defined in ERISA) subject to Title IV of ERISA for which the Company or any Subsidiary would have liability; except for matters that would not, individually or in the aggregate, have a Material Adverse Effect, the Company and the Subsidiaries have not incurred and do not expect to incur liability under (A) Title IV of ERISA with respect to termination of, or withdrawal from, any “pension plan” or (B) Section 412, 430 or 4971 of the Internal Revenue Code of 1986, as amended, including the regulations and published interpretations thereunder (“Code”); and each “pension plan” for which the Company and the Subsidiaries would have any liability that is intended to be qualified under Section 401(a) of the Code is so qualified in all material respects and nothing has occurred, whether by action or by failure to act, which would reasonably be expected to cause the loss of such qualification.
          (cc) The execution and delivery of this Agreement and the sale of the Securities will not involve any nonexempt prohibited transaction within the meaning of Section 406(a) of ERISA or Section 4975(c)(1)(A) of the Code.
          (dd) The Company is subject to and in compliance in all material respects with the reporting requirements of Section 13 or Section 15(d) of the Exchange Act.
          (ee) Neither the Company nor any Subsidiary is an “investment company” that is or is required to be registered under Section 8 of the Investment Company Act; and neither the Company nor any Subsidiary is, and after giving effect to the offering and sale of the Securities and the application of the proceeds therefrom as described in the Pricing Disclosure Package and Final Prospectus neither the Company nor any Subsidiary will be, an “investment company” or a company “controlled” by an “investment company” incorporated in the United States within the meaning of the Investment Company Act.
          (ff) Each of the Company and its Subsidiaries maintains a system of internal accounting controls sufficient to provide reasonable assurance that: (A) transactions are executed in accordance with management’s general or specific authorizations; (B) transactions are recorded as necessary to permit preparation of its financial statements in conformity with generally accepted accounting principles and to maintain accountability for assets; (C) access to assets is permitted only in accordance with management’s general or specific authorization; and (D) the recorded accountability for its assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.
          (gg) The Company has established and maintains disclosure controls and procedures (as such term is defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act); such disclosure controls and procedures are designed to ensure that material information relating to the Company and the Subsidiaries is made known to the chief executive officer and chief financial officer of the Company by others within the Company or any Subsidiary, and such disclosure controls and procedures are reasonably effective to perform the functions for which they were established subject to the limitations of any such control system. The Company’s auditors and the audit committee of the board of directors of the Company have been advised of: (A) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting which are reasonably likely to adversely affect the Company’s ability to record, process, summarize, and report financial information; and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting and since the date of the most recent evaluation of such disclosure controls and procedures, there have been no changes in internal control over financial reporting that have materially affected or are reasonably likely to materially affect, the Company’s internal control over financial reporting. As of September 30, 2009, the Company and the Subsidiaries’ internal controls over financial reporting were reasonably effective to perform the functions for which they were established, subject to the limitations of any such control system, and the Company and the Subsidiaries are not aware of any material weakness in their internal control over financial reporting.
          (hh) None of the Company or any of its affiliates (as defined in Rule 501(b) of Regulation D under the Act) has taken, directly or indirectly, any action designed to, or that might reasonably be expected to, cause or result in stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of the Securities.
          (ii) The Company has not made any offer relating to the Securities that would constitute an Issuer Free Writing Prospectus or that would otherwise constitute a “free writing prospectus” (as defined in Rule 405 under the Act) required to be filed by the Company with the Commission or retained by the Company under Rule 433 under the Act (other than those listed on Schedule V hereto) without the prior consent of the Underwriters.
          (jj) No forward-looking statement (within the meaning of Section 27A of the Act and Section 21E of the Exchange Act) contained in the Pricing Disclosure Package has been made or reaffirmed without a reasonable basis or has been disclosed other than in good faith.
          (kk) As of September 30, 2009, none of the Company or any Subsidiary had any material liabilities or obligations, direct or contingent, that were not set forth in the consolidated balance sheet as of such date or in the notes thereto set forth in the Pricing Disclosure Package and Final Prospectus. Since September 30, 2009, except as set forth or contemplated in the Pricing Disclosure Package and Final Prospectus, (a) none of the Company or any Subsidiary has (1) incurred any liabilities or obligations, direct or contingent, that could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (2) entered into any material transaction not in the ordinary course of business, or (3) purchased any of its outstanding capital stock, (b) there has not been any material adverse change, prospective change, event or development in respect of the business, properties, prospects, results of operations or condition (financial or other) of the Company and the Subsidiaries that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, (c) there has been no dividend or distribution of any kind declared, paid or made by the

Company on any class of capital stock and (d) there has not been any material change in the capital stock, short-term debt or long-term debt of the Company or any of the Subsidiaries.
          (ll) Neither the Company nor any Subsidiary (nor any agent thereof acting on their behalf) has taken, and none of them will take, any action that might cause this Agreement or the issuance or sale of the Notes to violate Regulations T, U or X of the Board of Governors of the Federal Reserve System, as in effect, or as the same may hereafter be in effect, on the Closing Date.
          (mm) Deloitte & Touche LLP is an independent accountant within the meaning of the Act. The historical financial statements and the notes thereto included in the Pricing Disclosure Package and Final Prospectus present fairly in all material respects the consolidated financial position and results of operations of the Company and the Subsidiaries at the respective dates and for the respective periods indicated. Such financial statements have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods presented (except as disclosed in the Pricing Disclosure Package and Final Prospectus). The other financial and statistical information and data included in the Pricing Disclosure Package and Final Prospectus are accurately presented in all material respects and prepared on a basis consistent with the financial statements and the books and records of the Company and the Subsidiaries.
          (nn) The Company is not and, upon consummation of the transactions, will not be (A) “insolvent” as that term is defined in Section 101(32) of the United States Bankruptcy Code (the “Bankruptcy Code”) (11 U.S.C. § 101(32)), Section 2 of the Uniform Fraudulent Transfer Act (“UFTA”) or Section 2 of the Uniform Fraudulent Conveyance Act (“UFCA”), (B) an entity with “unreasonably small capital” as that term is used in Section 548(a)(2)(ii) of the Bankruptcy Code or Section 5 of the UFCA, (C) engaged or about to engage in a business or transaction for which its remaining property is “unreasonably small” in relation to the business or transaction as that term is used in Section 4 of the UFTA or (D) unable to pay its debts as they mature or become due, within the meaning of Section 548(a)(2)(B)(iii) of the Bankruptcy Code, Section 4 of the UFTA and Section 6 of the UFCA. The Company now owns and upon consummation of the transactions will own assets having a value of both “fair valuation” and at “present fair saleable value” greater than the amount required to pay its “debts” as such terms are used in Section 2 of the UFTA and Section 2 of the UFCA.
          (oo) Except as described in the section entitled “Underwriting” in the Pricing Disclosure Package and Final Prospectus, there are no contracts, agreements or understandings between the Company or any Subsidiary and any other person other than the Underwriters that would give rise to a valid claim against, the Company, any Subsidiary or the Underwriters for a brokerage commission, finder’s fee or like payment in connection with the issuance, purchase and sale of the Securities.
          (pp) The Indenture is in sufficient form for due qualification under the Trust Indenture Act.
          (qq) The industry, statistical and market-related data included in the Pricing Disclosure Package and Final Prospectus are based on or derived from sources that the Company reasonably and in good faith believe to be reliable and accurate in all material respects and represent their good faith estimates that are made on the basis of data derived from such sources.
          (rr) There is and has been no failure on the part of the Company and any of the Company’s directors or officers, in their capacities as such, to comply with any provision of the Sarbanes Oxley Act of 2002 and the rules and regulations promulgated in connection therewith, including without limitation Section 402 related to loans and Sections 302 and 906 related to certifications, other than any such failures which would not result in a Material Adverse Effect.
          Each certificate or document signed by any officer of the Company and delivered to the Underwriters or counsel for the Underwriters pursuant to, or in connection with, this Agreement shall be deemed to be a representation and warranty by the Company to the Underwriters as to the matters covered by such certificate or document. The Company acknowledges that the Underwriters and, for purposes of the opinions to be delivered to the Underwriters pursuant to Section 8 of this Agreement, counsel to the Company and counsel to the Underwriters will rely upon the accuracy and truth of the foregoing representations and the Company hereby consent to such reliance.
          6. Indemnification.
          (a) The Company agrees to indemnify and hold harmless the Underwriters, each person, if any, who controls any Underwriter within the meaning of Section 15 of the Act or Section 20(a) of the Exchange Act, the agents, employees, affiliates, officers and directors of any Underwriter and the agents, employees, affiliates, officers and directors of any such controlling person from and against any and all losses, liabilities, claims, damages and expenses whatsoever (including, but not limited to, reasonable attorneys’ fees and any and all reasonable expenses whatsoever incurred in investigating, preparing or defending against any litigation, commenced or threatened, or any claim whatsoever, and any and all reasonable amounts paid in settlement of any claim or litigation) (collectively, “Losses”) to which they or any of them may become subject under the Act, the Exchange Act or otherwise insofar as such Losses (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement, any Preliminary Prospectus or any other preliminary prospectus supplement relating to the Securities, the Pricing Disclosure Package (including the Pricing Term Sheet), the Final Prospectus or any Issuer Free Writing Prospectus, or in any amendment or supplement thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact necessary to make the statements therein (in the case of any Preliminary Prospectus or any other preliminary prospectus supplement relating to the Securities, the Pricing Disclosure Package (including the Pricing Term Sheet), the Final Prospectus or any Issuer Free Writing Prospectus, in light of the circumstances under which they were made) not misleading; provided, however, that the Company will not be liable in any such case to the extent, but only to the extent, that any such Loss arises out of or is based upon any such untrue statement or alleged untrue statement or omission or alleged omission relating to an Underwriter made therein in reliance upon and in conformity with written information relating to an Underwriter furnished to the Company by or on behalf of such Underwriter through the Representatives expressly for use therein. This indemnity agreement will be in addition to any liability that the Company may otherwise have, including, but not limited to, liability under this Agreement.

          (b) Each Underwriter agrees to indemnify and hold harmless the Company, each person, if any, who controls the Company within the meaning of Section 15 of the Act or Section 20(a) of the Exchange Act, and each of their respective agents, employees, officers and directors and the agents, employees, officers and directors of any such controlling person from and against any Losses to which they or any of them may become subject under the Act, the Exchange Act or otherwise insofar as such Losses (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement, any Preliminary Prospectus or any other preliminary prospectus supplement relating to the Securities, , the Pricing Disclosure Package (including the Pricing Term Sheet), the Final Prospectus or any Issuer Free Writing Prospectus, or in any amendment or supplement thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact necessary to make the statements therein (in the case of any Preliminary Prospectus or any other preliminary prospectus supplement relating to the Securities, the Final Prospectus or any Issuer Free Writing Prospectus, in light of the circumstances under which they were made) not misleading, in each case to the extent, but only to the extent, that any such Loss arises out of or is based upon any untrue statement or alleged untrue statement or omission or alleged omission relating to such Underwriter made therein in reliance upon and in conformity with information relating to such Underwriter furnished in writing to the Company by or on behalf of such Underwriter through the Representatives expressly for use therein. The Company and each Underwriter, severally and not jointly, acknowledge that the information set forth in Section 9 is the only information furnished in writing by the Underwriters to the Company expressly for use in the Registration Statement, any Preliminary Prospectus or any other preliminary prospectus supplement relating to the Securities, the Pricing Disclosure Package (including the Pricing Term Sheet), the Final Prospectus or any Issuer Free Writing Prospectus.
          (c) Promptly after receipt by an indemnified party under subsection 6(a) or 6(b) above of notice of the commencement of any action, suit or proceeding (collectively, an “action”), such indemnified party shall, if a claim in respect thereof is to be made against the indemnifying party under such subsection, notify each party against whom indemnification is to be sought in writing of the commencement of such action (but the failure so to notify an indemnifying party shall not relieve such indemnifying party from any liability that it may have under this Section 6 except to the extent that it has been prejudiced in any material respect by such failure). In case any such action is brought against any indemnified party, and it notifies an indemnifying party of the commencement of such action, the indemnifying party will be entitled to participate in such action, and to the extent it may elect by written notice delivered to the indemnified party promptly after receiving the aforesaid notice from such indemnified party, to assume the defense of such action with counsel reasonably satisfactory to such indemnified party. Notwithstanding the foregoing, the indemnified party or parties shall have the right to employ its or their own counsel in any such action, but the reasonable fees and expenses of such counsel shall be at the expense of such indemnified party or parties unless (i) the employment of such counsel shall have been authorized in writing by the indemnifying parties in connection with the defense of such action, (ii) the indemnifying parties shall not have employed counsel to take charge of the defense of such action within a reasonable time after notice of commencement of the action, (iii) the named parties to such action (including any impleaded parties) include such indemnified party and the indemnifying parties (or such indemnifying parties have assumed the defense of such action), and such indemnified party or parties shall have reasonably concluded that there may be defenses available to it or them that are different from or additional to those available to one or all of the indemnifying parties (in which case the indemnifying parties shall not have the right to direct the defense of such action on behalf of the indemnified party or parties), or (iv) the use of counsel chosen by the indemnifying party to represent the indemnified party would present such counsel with a conflict of interest, in any of which events such reasonable fees and expenses of counsel shall be borne by the indemnifying parties. In no event shall the indemnifying party be liable for the fees and expenses of more than one counsel (together with appropriate local counsel) at any time for all indemnified parties in connection with any one action or separate but substantially similar or related actions arising in the same jurisdiction out of the same general allegations or circumstances. An indemnifying party shall not be liable for any settlement of any claim or action effected without its written consent which consent may not be unreasonably withheld. Notwithstanding the foregoing sentence, if at any time an indemnified party shall have requested an indemnifying party to reimburse the indemnified party for fees and expenses of counsel as contemplated by paragraph (a) or (b) of this Section 6, then the indemnifying party agrees that it shall be liable for any settlement of any proceeding effected without its written consent if (i) such settlement is entered into more than 60 business days after receipt by such indemnifying party of the aforesaid request, (ii) such indemnifying party shall not have reimbursed the indemnified party in accordance with such request prior to the date of such settlement and (iii) such indemnified party shall have given the indemnifying party at least 45 days prior notice of its intention to settle. No indemnifying party shall, without the prior written consent of the indemnified party, effect any settlement of any pending or threatened proceeding in respect of which any indemnified party is or could have been a party and indemnity could have been sought hereunder by such indemnified party, unless such settlement includes an unconditional release of such indemnified party from all liability on claims that are the subject matter of such proceeding.
          7. Contribution.
          (a) In order to provide for contribution in circumstances in which the indemnification provided for in Section 6 of this Agreement is for any reason held to be unavailable from the indemnifying party, or is insufficient to hold harmless a party indemnified under Section 6 of this Agreement, each indemnifying party shall contribute to the amount paid or payable by such indemnified party as a result of such aggregate Losses (i) in such proportion as is appropriate to reflect the relative benefits received by the Company, on the one hand, and the Underwriters, on the other hand, from the offering of the Securities or (ii) if such allocation is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to above but also the relative fault of the Company, on the one hand, and the Underwriters, on the other hand, in connection with the statements or omissions that resulted in such Losses, as well as any other relevant equitable considerations. The relative benefits received by the Company, on the one hand, and the Underwriters, on the other hand, shall be deemed to be in the same proportion as (x) the total proceeds from the offering of the Securities (net of discounts and commissions but before deducting expenses) received by the Company are to (y) the total discounts and commissions received by the Underwriters as set forth in this Agreement. The relative fault of the Company, on the one hand, and the Underwriters, on the other hand, shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company or the

Underwriters and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission or alleged statement or omission.
          (b) The Company and the Underwriters agree that it would not be just and equitable if contribution pursuant to this Section 7 were determined by pro rata allocation or by any other method of allocation that does not take into account the equitable considerations referred to above. Notwithstanding the provisions of this Section 7, (i) in no case shall any Underwriter be required to contribute any amount in excess of the amount by which the total discount and commissions applicable to the Securities pursuant to this Agreement exceeds the amount of any damages that such Underwriter has otherwise been required to pay by reason of any untrue or alleged untrue statement or omission or alleged omission and (ii) no person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. For purposes of this Section 7, each person, if any, who controls any Underwriter within the meaning of Section 15 of the Act or Section 20(a) of the Exchange Act and each director, officer, employee and agent of the Underwriters shall have the same rights to contribution as the Underwriters, and each person, if any, who controls the Company within the meaning of Section 15 of the Act or Section 20(a) of the Exchange Act and each director, officer, employee and agent of the Company shall have the same rights to contribution the Company. Any party entitled to contribution will, promptly after receipt of notice of commencement of any action against such party in respect of which a claim for contribution may be made against another party or parties under this Section 7, notify such party or parties from whom contribution may be sought, but the omission to so notify such party or parties shall not relieve the party or parties from whom contribution may be sought from any obligation it or they may have under this Section 7 or otherwise, except to the extent that it has been prejudiced in any material respect by such failure; provided, however, that no additional notice shall be required with respect to any action for which notice has been given under Section 6 for purposes of indemnification. Anything in this section to the contrary notwithstanding, no party shall be liable for contribution with respect to any action or claim settled without its written consent, provided, however, that such written consent was not unreasonably withheld. The obligations of the Underwriters to make any contributions pursuant to this Section 7(b) shall be several and not joint.
          8. Conditions of Underwriters’ Obligations. The obligations of the Underwriters to purchase and pay for the Underwritten Securities and the Option Securities, as the case may be, as provided for in this Agreement, shall be subject to satisfaction of the following conditions prior to or concurrently with such purchase:
          (a) All of the representations and warranties of the Company contained in this Agreement and made pursuant to the provisions hereof shall be true and correct, or true and correct in all material respects where such representations and warranties are not qualified by materiality or Material Adverse Effect, on the date of this Agreement and, in each case after giving effect to the transactions contemplated hereby, on the Closing Date (and if settlement of the Option Securities occurs after the Closing Date, on such settlement date), except that if a representation and warranty is made as of a specific date, and such date is expressly referred to therein, such representation and warranty shall be true and correct (or true and correct in all material respects, as applicable) as of such date. The Company shall have performed or complied with all of the agreements and covenants contained in this Agreement and required to be performed or complied with by it at or prior to the Closing Date (and if settlement of the Option Securities occurs after the Closing Date, on or prior to such settlement date).
          (b) The Final Prospectus, and any supplement thereto, shall have been filed in the manner and within the time period required by Rule 424(b)under the Act and shall be reasonably acceptable to the Representatives and shall have been printed and copies distributed to the Underwriters on the date of this Agreement or at such later date as the Underwriters may determine. Any material required to be filed with the Commission pursuant to Rule 433 under the Act has been filed within the applicable time periods prescribed for such filings by Rule 433 under the Act. No stop order suspending the effectiveness of the Registration Statement or any notice objecting to its use or suspending the qualification or exemption from qualification of the Securities in any jurisdiction shall have been issued and no proceeding for that purpose shall have been commenced or shall be pending or threatened.
          (c) No action shall have been taken and no statute, rule, regulation or order shall have been enacted, adopted or issued by any governmental agency, body, or official that would, as of the Closing Date, prevent the issuance of the Securities; and, except as disclosed in the Pricing Disclosure Package and Final Prospectus, no action, suit or proceeding shall have been commenced and be pending against or affecting or, to the best knowledge of the Company, threatened against the Company before any court or arbitrator or any governmental body, agency or official that, if adversely determined, could reasonably be expected to have a Material Adverse Effect; and no stop order preventing the use of the Base Prospectus, the Preliminary Prospectus, the Pricing Disclosure Package, any Issuer Free Writing Prospectus or the Final Prospectus, or any amendment or supplement thereto, shall have been issued. The Company shall not have amended or supplemented the Registration Statement, the Base Prospectus, any Preliminary Prospectus, the Pricing Disclosure Package or the Final Prospectus) or any Rule 462(b) Registration Statement unless the Underwriters shall previously have been advised of such proposed amendment or supplement at least two business days prior to the proposed use, and shall not have reasonably objected to such amendment or supplement.
          (d) As of September 30, 2009, except as set forth in the Pricing Disclosure Package and Final Prospectus, neither the Company nor any Subsidiary shall have had any material liabilities or obligations, direct or contingent, that were not set forth in the Company’s consolidated balance sheet as of such date or in the notes thereto set forth in the Pricing Disclosure Package and Final Prospectus. Since September 30, 2009, except as set forth or contemplated in the Pricing Disclosure Package and Final Prospectus, (a) none of the Company or its Subsidiaries has (1) incurred any liabilities or obligations, direct or contingent, that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, (2) entered into any material transaction not in the ordinary course of business, or (3) purchased any of its outstanding capital stock, (b) there shall not have been any material adverse change, prospective change, event or development in respect of the business, properties, prospects, results of operations or condition (financial or other) of the Company or its Subsidiaries that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, (c) there shall have been no dividend or distribution of any kind declared, paid or made by the Company on any class of capital stock and (d) there shall not have been any material change in the capital stock, short-term debt or long-term debt of the Company or of any of the Subsidiaries, other than, as applicable, under any existing line of credit or revolving credit facility in the ordinary course of business.
          (e) The Underwriters shall have received certificates, dated the Closing Date (and if settlement of the Option Securities occurs after the Closing Date, dated such settlement date), signed by (x) the chief executive officer or the president and (y) the principal financial or accounting officer of each Issuer confirming, as of the Closing Date (and if settlement of the Option Securities occurs after the Closing Date, as of such settlement date), to their knowledge, the matters set forth in paragraphs (a), (b), (c) and (d) of this Section 8.
          (f) The Underwriters shall have received on the Closing Date (and if settlement of the Option Securities occurs after the Closing Date, on such settlement date) opinions dated the Closing Date (and if settlement of the Option Securities occurs after the Closing Date, dated such settlement date), addressed to the Underwriters, of Troutman Sanders LLP, counsel to the Company, substantially in the form of Exhibit A hereto in form and substance reasonably satisfactory to the Representatives and counsel to the Underwriters.
          (g) The Underwriters shall have received on the Closing Date (and if settlement of the Option Securities occurs after the Closing Date, on such settlement date) an opinion or opinions (satisfactory in form and substance to the Representatives) dated the Closing Date (and if settlement of the Option Securities occurs after the Closing Date, dated such settlement date) of Skadden, Arps, Slate, Meagher & Flom LLP, counsel to the Underwriters.
          (h) The Underwriters shall have received on the date hereof or as soon as practicable thereafter a “comfort letter” from Deloitte & Touche LLP, independent public accountants for the Company, dated the date of this Agreement, addressed to the Underwriters and the board of directors of the Company, in form and substance satisfactory to the Representatives and counsel to the Underwriters covering the financial and accounting information in the Registration Statement and the Pricing Disclosure Package. In addition, the Underwriters shall have received a “bring-down comfort letter” from Deloitte & Touche LLP, dated as of the Closing Date (and if settlement of the Option Securities occurs after the Closing Date, dated such settlement date), addressed to the Underwriters and the board of directors of the Company and in the form of the “comfort letter” delivered on the date hereof, except that (i) it shall cover the financial and accounting information in the Final Prospectus and any amendment or supplement thereto and (ii) procedures shall be brought down to a date no more than 2 days prior to the Closing Date (and if settlement of the Option Securities occurs after the Closing Date, prior to such settlement date), and otherwise in form and substance satisfactory to the Representatives and counsel to the Underwriters.
          (i) The Company and the Trustee shall have executed and delivered the Indenture and the Underwriters shall have received copies, conformed as executed, thereof.
          (j) All government authorizations required in connection with the issue and sale of the Securities as contemplated under this Agreement and the performance of the Company’s obligations hereunder and under the Indenture and the Securities shall be in full force and effect.

          (k) The Underwriters shall have been furnished with wiring instructions for the application of the proceeds of the Securities in accordance with this Agreement and such other information as they may reasonably request.
          (l) Skadden, Arps, Slate, Meagher & Flom LLP, counsel to the Underwriters, shall have been furnished with such documents as they may reasonably request to enable them to review or pass upon the matters referred to in this Section 8 and in order to evidence the accuracy, completeness or satisfaction in all material respects of any of the representations, warranties or conditions contained in this Agreement.
          (m) All agreements set forth in the representation letter of the Company to DTC relating to the approval of the Securities by DTC for “book-entry” transfer shall have been complied with.
          (n) All costs, fees and expenses (including, without limitation, legal fees and expenses) and other compensation payable to the Underwriters and their affiliates in connection with the offering of the Securities shall have been, or simultaneously with the issuance of the Securities shall be, paid.
          (o) Subsequent to the execution and delivery of this Agreement and prior to the Closing Date, there shall not have been any downgrading, nor shall any notice have been given of any intended or potential downgrading or of any review for a possible change that does not indicate the direction of the possible change, in the rating accorded the Company’s debt by any “nationally recognized statistical rating organization,” as such term is defined for purposes of Rule 436(g)(2) under the Act.
          (p) If there has been any amendment or supplement to the Final Prospectus, the Underwriters shall have been provided draft copies thereof at a reasonable time prior to the use thereof and the Underwriters shall not have objected to any such amendment or supplement.
          (q) The Lock-up Agreements described in Section 4(r) hereof are in full force and effect.
          The documents required to be delivered by this Section 8 will be delivered at the office of counsel for the Underwriters on the Closing Date.
          9. Underwriters’ Information. The Company and the Underwriters severally acknowledge that the statements set forth in (i) the last paragraph of the cover page regarding delivery of the Securities, and (ii) the paragraph under the caption “Underwriting” in the Preliminary Prospectus and the Final Prospectus related to stabilization and syndicate covering transactions, constitute the only information furnished in writing by or on behalf of any Underwriter expressly for use in the Registration Statement, the Preliminary Prospectus the Pricing Disclosure Package, the Final Prospectus or any Issuer Free Writing Prospectus. [and, under the heading “Underwriting” or “Plan of Distribution”, (ii) the list of Underwriters and their respective participation in the sale of the Securities, (iii) the sentences [35] in any Preliminary Prospectus and the Final Prospectus

          10. Survival of Representations and Agreements. All representations and warranties, covenants, and agreements contained in or made pursuant to this Agreement, including the agreements contained in Sections 4(g) and 11(d), the indemnity agreements contained in Section 6 and the contribution agreements contained in Section 7 shall remain operative and in full force and effect regardless of any investigation, or statement as to the results thereof, made by or on behalf of the Underwriters or any controlling person, representative, officer or director of the Underwriters or by or on behalf of the Company or any controlling person, representative, officer or director thereof, and shall survive delivery of and payment for the Securities to and by the Underwriters. The agreements contained in Sections 4(g), 6, 7, 9 and 11(d) shall survive the termination of this Agreement, including pursuant to Section 11.
          11. Effective Date of Agreement; Termination.
          (a) This Agreement shall become effective upon execution and delivery of a counterpart hereof by each of the parties hereto.
          (b) The Underwriters shall have the right to terminate this Agreement at any time prior to the Closing Date by notice to the Company from the Underwriters, without liability (other than with respect to Sections 6 and 7) on the Underwriters’ part to the Company if, on or prior to such date, (i) the Company shall have failed, refused or been unable to perform in any material respect any agreement on its part to be performed under this Agreement when and as required, (ii) any other condition to the obligations of the Underwriters under this Agreement to be fulfilled by the Company pursuant to Section 8 is not fulfilled when and as required and not waived in writing by the Underwriters, (iii) trading in the Company’s securities on any exchange or in the over-the-counter market shall have been suspended, (iv) trading in securities generally on the New York Stock Exchange, the NASDAQ Global Select or NASDAQ Global Market shall have been suspended or materially limited, or minimum prices shall have been established thereon by the Commission, or by such exchange or other regulatory body or governmental authority having jurisdiction, (v) a general banking moratorium shall have been declared by federal or New York authorities, (vi) there is an outbreak or escalation of hostilities or other national or international calamity, in any case involving the United States, on or after the date of this Agreement, or if there has been a declaration by the United States of a national emergency or war or other national or international calamity or crisis (economic, political, financial or otherwise) which affects the U.S. and international markets, making it, in the Representatives’ judgment, impracticable to proceed with the offering or delivery of the Securities on the terms and in the manner contemplated in the Pricing Disclosure Package and Final Prospectus or (vii) there shall have been such a material adverse change or material disruption in the financial, banking or capital markets generally (including, without limitation, the markets for debt securities of companies similar to the Company) or the effect (or potential effect if the financial markets in the United States have not yet opened) of international conditions on the financial markets in the United States shall be such as, in the Representatives’ judgment, to make it inadvisable or impracticable to proceed with the offering or delivery of the Securities on the terms and in the manner contemplated in the Pricing Disclosure Package and Final Prospectus.
          (c) Any notice of termination pursuant to this Section 11 shall be given at the address specified in Section 12 below by telephone, telex, telephonic facsimile or telegraph, confirmed in writing by letter.

          (d) If this Agreement shall be terminated pursuant to Section 11(b), or if the sale of the Notes provided for in this Agreement is not consummated because of any refusal, inability or failure on the part of the Company to satisfy any condition to the obligations of the Underwriters set forth in this Agreement to be satisfied on its part or because of any refusal, inability or failure on the part of the Company to perform any agreement in this Agreement or comply with any provision of this Agreement, the Company will reimburse the Underwriters for all of their reasonable out-of-pocket expenses (including, without limitation, the reasonable fees and expenses of the Underwriters’ counsel) incurred in connection with this Agreement.
          (e) If any one or more Underwriters shall fail to purchase and pay for any of the Underwritten Securities agreed to be purchased by such Underwriter hereunder and such failure to purchase shall constitute a default in the performance of its or their obligations under this Agreement, the remaining Underwriters shall be obligated severally to take up and pay for (in the respective proportions which the principal amount of Underwritten Securities set forth opposite their names in Schedule I hereto bears to the aggregate principal amount of Underwritten Securities set forth opposite the names of all the remaining Underwriters) the Underwritten Securities which the defaulting Underwriter or Underwriters agreed but failed to purchase; provided, however, that in the event that the principal amount of Underwritten Securities which the defaulting Underwriter or Underwriters agreed but failed to purchase shall exceed 10% of the aggregate principal amount of Underwritten Securities set forth in Schedule I hereto, the remaining Underwriters shall have the right to purchase all, but shall not be under any obligation to purchase any, of the Underwritten Securities, and if such nondefaulting Underwriters do not purchase all the Underwritten Securities, this Agreement will terminate without liability to any nondefaulting Underwriter or the Company. In the event of a default by any Underwriter as set forth in this Section 11(f), the Closing Date shall be postponed for such period, not exceeding seven Business Days, as the Underwriters shall determine in order that the required changes in the Registration Statement and the Final Prospectus or in any other documents or arrangements may be effected. Nothing contained in this Agreement shall relieve any defaulting Underwriter of its liability, if any, to the Company or any nondefaulting Underwriter for damages occasioned by its default hereunder.
          12. Notice.
          (a) All communications with respect to or under this Agreement, except as may be otherwise specifically provided in this Agreement, shall be in writing and shall be mailed, delivered, or, telegraphed or telecopied and confirmed in writing as follows:
If to the Company:
Beazer Homes USA, Inc.
1000 Abernathy Road
Atlanta, Georgia 30328
Fax: 770-481-7364
Attention: Kenneth F. Khoury
with copy to:

Troutman Sanders LLP
600 Peachtree Street, NE Suite 5200
Atlanta, GA 30308
Fax: 404-885-3900
Attention: William Calvin Smith, Esq.
If to any Underwriter:
Citigroup Global Markets Inc.
88 Greenwich Street
New York, NY 10013
Fax: 212-816-7912
Attention: General Counsel
and
Credit Suisse Securities (USA) LLC
11 Madison Avenue
New York, New York 10010
Fax: 212-325-4296
Attention: LCD-IBD
with copy to:
Skadden, Arps, Slate, Meagher & Flom LLP
300 South Grand Avenue, Suite 3400
Los Angeles, CA 90071-3144
Fax: 213-687-5600
Attention: Casey T. Fleck, Esq.
          (b) All such notices and communications shall be deemed to have been duly given: (i) when delivered by hand, if personally delivered, (ii) five business days after being deposited in the mail, postage prepaid, if mailed; (iii) when receipt acknowledged by telecopier machine, if telecopied; and (iv) and one business day after being timely delivered to a next-day air courier.
          13. Parties. This Agreement shall inure solely to the benefit of, and shall be binding upon, the Underwriters, the Company and the controlling persons and agents referred to in Sections 6 and 7, and their respective successors and assigns, and no other person shall have or be construed to have any legal or equitable right, remedy or claim under or in respect of or by virtue of this Agreement or any provision herein contained. The term “successors and assigns” shall not include a purchaser, in its capacity as such, of Securities from the Underwriters.
          14. Construction. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York (without giving effect to any provisions thereof relating to conflicts of law).

          15. Captions. The captions included in this Agreement are included solely for convenience of reference and are not to be considered a part of this Agreement.
          16. Counterparts. This Agreement may be executed in various counterparts each of which when taken together shall be deemed an original and shall constitute one and the same instrument.
          17. No Fiduciary Relationship. The Company hereby acknowledges that the Underwriters are acting solely as Underwriters in connection with the purchase and sale of the Securities. The Company further acknowledges that each of the Underwriters is acting pursuant to a contractual relationship created solely by this Agreement entered into on an arm’s length basis and in no event do the parties intend that any Underwriter act or be responsible as a fiduciary to the Company, its management, stockholders, creditors or any other person in connection with any activity that such Underwriter may undertake or has undertaken in furtherance of the purchase and sale of the Securities, either before or after the date hereof. The Underwriters hereby expressly disclaim any fiduciary or similar obligations to the Company, either in connection with the transactions contemplated by this Agreement or any matters leading up to such transactions, and the Company hereby confirms its understanding and agreement to that effect. The Company and each Underwriter agree that they are each responsible for making their own independent judgments with respect to any such transactions, and that any opinions or views expressed by any Underwriter to the Company regarding such transactions, including but not limited to any opinions or views with respect to the price or market for the Securities, do not constitute advice or recommendations to the Company. The Company hereby waives and releases, to the fullest extent permitted by law, any claims that the Company may have against the Underwriters with respect to any breach or alleged breach of any fiduciary or similar duty to the Company in connection with the transactions contemplated by this Agreement or any matters leading up to such transactions.

          If the foregoing Underwriting Agreement correctly sets forth the understanding among the Company and the Underwriters, please so indicate in the space provided below for the purpose, whereupon this letter and your acceptance shall constitute a binding agreement among the Company and the Underwriters.

BEAZER HOMES USA, INC.
By:	/s/ Allan P. Merrill
	Name:	Allan P. Merrill
	Title:	Executive Vice President and Chief Financial Officer

Confirmed and accepted as of the date first above written: CITIGROUP GLOBAL MARKETS INC. as Representative of the Underwriters
By:	/s/ Richard L. Moriarty
	Name:	Richard L. Moriarty
	Title:	Managing Director

CREDIT SUISSE SECURITIES (USA) LLC as Representative of the Underwriters
By:	/s/ Eric A. Anderson
	Name:	Eric A. Anderson
	Title:	Managing Director

Schedule I

Principal Amount of
Underwritten Securities
Underwriter	To Be Purchased
Citigroup Global Markets Inc.	$17,500,000
Credit Suisse Securities (USA) LLC	$15,000,000
Deutsche Bank Securities Inc	$6,250,000
UBS Securities LLC	$6,250,000
Moelis & Company LLC	$5,000,000
Total	$50,000,000

Sch I-1

Schedule II

			%
			Owned by
	Jurisdiction of		the Company
	Incorporation or		(directly or
Subsidiary	Formation	Owners	indirectly)

Beazer Homes Corp.	TN	Beazer Homes Holdings Corp.	100
Beazer/Squires Realty, Inc.	NC	Beazer Homes Corp.	100
Beazer Homes Sales, Inc.	DE	Beazer Homes Holdings Corp.	100
Beazer Realty Corp.	GA	Beazer Homes Corp.	100
Beazer Mortgage Corporation	DE	Beazer Homes USA, Inc.	100
Beazer General Services, Inc.	DE	Beazer Homes Holdings Corp.	100
Beazer Homes Holdings Corp.	DE	Beazer Homes USA, Inc.	100
Beazer Homes Texas Holdings, Inc.	DE	Beazer Homes Holdings Corp.	100
Beazer Homes Texas, L.P.	DE	Beazer Homes Holdings Corp.; Beazer Homes Texas Holdings, Inc.	100
April Corporation	CO	Beazer Homes Holdings Corp.	100
Beazer SPE, LLC	GA	Beazer Homes Holdings Corp.	100
Beazer Homes Investments, LLC	DE	Beazer Homes Corp.	100
Beazer Realty, Inc.	NJ	Beazer Homes Corp.	100
Homebuilders Title Services of Virginia, Inc.	VA	Beazer Homes USA, Inc.	100
Homebuilders Title Services, Inc.	DE	Beazer Homes USA, Inc.	100
Texas Lone Star Title, L.P.	TX	Beazer Homes Sales, Inc.; Beazer Homes Texas Holdings, Inc.	100
Beazer Allied Companies Holdings, Inc.	DE	Beazer Homes Holdings Corp.	100
United Home Insurance Company A Risk Retention Group	VT	Beazer Homes Corp.; Beazer Homes Holdings Corp.; Beazer Homes Texas Holdings, Inc.	100
Security Title Insurance Company	VT	Beazer Homes USA, Inc	100

Sch II-1

			%
			Owned by
	Jurisdiction of		the Company
	Incorporation or		(directly or
Subsidiary	Formation	Owners	indirectly)

Builders Homesite, Inc.	DE	Beazer Homes Holdings Corp. (Cooperative Consortium Among Builders)	(Common 2,206,230 shares; Series A-2 Preferred 1,691,410)
Paragon Title, LLC	IN	Beazer Homes Investments, LLC	100
Trinity Homes, LLC	IN	Beazer Homes Investments, LLC; Beazer Homes Indiana LLP	100
Beazer Homes Indiana LLP	IN	Beazer Homes Investments, LLC; Beazer Homes Indiana Holdings Corp.; Beazer Homes Corp.	100
Beazer Homes Indiana Holdings Corp.	DE	Beazer Homes Investments, LLC	100
Beazer Realty Services, LLC	DE	Beazer Homes Investments, LLC	100
Beazer Realty Los Angeles, Inc.	DE	Beazer Homes Holdings Corp.	100
Beazer Realty Sacramento, Inc.	DE	Beazer Homes Holdings Corp.	100
BH Building Products, LP	DE	Beazer Homes Texas, L.P.; BH Procurement Services, LLC	100
BH Procurement Services, LLC	DE	Beazer Homes Texas, L.P.	100
Beazer Commercial Holdings, LLC	DE	Beazer Homes Corp.	100
Beazer Clarksburg, LLC	MD	Beazer Homes Corp.	100
Arden Park Ventures, LLC	FL	Beazer Homes Corp.	100
Beazer Homes Capital Trust I	DE	Beazer Homes USA, Inc.	*
Beazer Homes Michigan, LLC	DE	Beazer Homes Corp.	100
Dove Barrington Development LLC	DE	Beazer Homes Corp.	100
Ridings Development LLC	DE	Beazer Homes Corp.; Centex Homes	99
Clarksburg Arora LLC	MD	Beazer Clarksburg, LLC	100

*	Statutory trust of which Beazer Homes USA, Inc. is the beneficiary. However, Beazer Homes USA, Inc. does not exercise any control over Beazer Homes Capital Trust I.

Sch II-2

			%
			Owned by
	Jurisdiction of		the Company
	Incorporation or		(directly or
Subsidiary	Formation	Owners	indirectly)

Clarksburg Skylark, LLC	MD	Clarksburg Arora LLC	100
Elysian Heights Potomia, LLC	VA	Beazer Homes Corp.	100

*	Statutory trust of which Beazer Homes USA, Inc. is the beneficiary. However, Beazer Homes USA, Inc. does not exercise any control over Beazer Homes Capital Trust I.

Sch II-3

Schedule III

			%
			Owned by
	Jurisdiction of		the Company
	Incorporation or		(directly or
Subsidiary	Formation	Owners	indirectly)

Imagine Built Homes, Ltd	TX	Beazers Homes Texas, L.P.; B.F. Managing Partners, LLC; BFF Partners LTD	33.33
Castle Star Development Company, LLC	CO	April Corporation; Tom Hall Building Corporation; North 180, LLC	49
Castle Star Commercial Investments, LLC	CO	April Corporation; Tadaptanam, LLC; Charles H. Sanford; Perry A. Cadman	49
FallBrook Partners, LLC	CO	Beazer Homes Holdings Corp.; Meritage Homes of Colorado, Inc.	50
Beach Boulevard Venture, LLC	FL	Beazer Homes Corp; Intervest Construction of JAX, Inc.	50
West Kernan, LLC	FL	Beazer Homes Corp; Intervest Construction of JAX, Inc.	50
South Edge, LLC	NV	Beazer Homes Holdings Corp; Focus South Group, LLC; MTH Homes Nevada, Inc.; Almeda Investments, LLC; Kimball Hill Homes Nevada; Pardee Homes of Nevada; Coleman-Toll Limited Partnership, LLC; Beazer Homes Holdings Corp.; KB Home Nevada Inc.	2.58
904 Georgetown Treatment Plant, LLC	NC	Beazer Homes Corp; North Star Management, Inc. Sandpiper Bay Land Company, Inc.	25
Belmont, LLC	FL	Beazer Homes Corp; Residential Funding Corporation	50
Long Lake Ranch, LLC	FL	Beazer Homes Corp; M/I Homes of Tampa, LLC	50
WCD Associates, LLC	IN	Beazer Homes Corp; MGB; Bill Olsen	37.5

Sch III-1

			%
			Owned by
	Jurisdiction of		the Company
	Incorporation or		(directly or
Subsidiary	Formation	Owners	indirectly)

Fair Chase Development, LLC	DE	Beazer Homes Corp; Centex Homes	50
Lansdowne Town Center, LLC	VA	Beazer Homes Corp.; Centex Homes; Van Metre Lansdowne Town Center, LLC	50
Creekside Development, LLC	VA	Beazer Homes Corp.; Centex Homes; Van Metre Creekside Investment, LLC	49
Lansdowne Community Development, LLC	VA	Beazer Homes Corp.; Centex Homes; WL Homes LLC, dba John Laing homes; Van Metre Lansdowne Investments, LLC	25

Sch III-2

Schedule IV
Pricing Term Sheet
US$50,000,000
Beazer Homes USA, Inc.
7 1/2% Mandatory Convertible Subordinate Notes due 2013
The information in this pricing term sheet supplements, updates and supercedes the information in the Preliminary Prospectus Supplement. Terms used but not otherwise defined herein shall have the meanings assigned to such terms cited in the Preliminary Prospectus Supplement.

Issuer:	Beazer Homes USA, Inc.

Title of Securities:	7 1/2% Mandatory Convertible Subordinate Notes due 2013

Size:	$50,000,000 plus $7,500,000 over-allotment

Interest Rate:	7.50%

Premium:	22.00%

Conversion Date:	January 15, 2013

Call Protection:	Non-call life

Principal Amount:	$25 per note

Public Offering Price:	$25 per note; $50,000,000 total

Underwriting Discount:	$0.75 per note; $1,500,000 total

Proceeds to Issuer (before expenses):	$24.25 per note; $48,500,000 total ($55,775,000 total if the underwriters exercise their over-allotment option in full)

Threshold Appreciation Price:	$5.61

Initial Price:	$4.60

Minimum Conversion Rate:	4.4547 common shares per note

Maximum Conversion Rate:	5.4348 common shares per note

Sch IV-1

Ranking:	Subordinated

Conversion Settlement:	Shares of common stock

Dividend Protection:	Standard dividend protection

Covenant Event Conversion:	Company option to require all holders to convert at maximum rate if a “covenant event” is deemed to occur (consolidated tangible net worth of less than $85 million as of last day of immediately preceding fiscal quarter)

Joint Book-Running Managers:	Citigroup Global Markets Inc. and Credit Suisse Securities (USA) LLC

Joint Lead Managers:	Deutsche Bank Securities Inc. and UBS Securities LLC

Co-Manager:	Moelis & Company LLC

Allocation:	Underwriter	Principal Amount of Notes
	Citigroup Global Markets Inc.	$17,500,000
	Credit Suisse Securities (USA) LLC	$15,000,000
	Deutsche Bank Securities Inc	$ 6,250,000
	UBS Securities LLC	$ 6,250,000
	Moelis & Company LLC	$ 5,000,000

Trade Date:	January 6, 2010

Settlement Date:	January 12, 2010

CUSIP and ISIN Numbers:	CUSIP: 07556Q 402
ISIN: US07556Q4029

Interest Payments:	Interest will accrue from January 12, 2010 and will be payable quarterly in arrears on January 15, April 15, July 15 and October 15 of each year, commencing on April 15, 2010.

Distribution:	SEC Registered

Sch IV-2

          Fundamental Change Conversion Rate. The following table sets forth the fundamental change conversion rate per note for each hypothetical stock price and fundamental change effective date set forth below:

	Stock Price on Effective Date
Effective Date	$1.00	$3.00	$4.00	$4.50	$4.60	$4.75	$5.00	$5.25	$5.50	$5.61	$6.00	$7.00	$10.00	$15.00	$50.00

January 12, 2010	5.2063	4.6289	4.4833	4.4372	4.4302	4.4192	4.4041	4.3912	4.3804	4.3753	4.3633	4.3436	4.3373	4.3580	4.3882
January 15, 2011	5.3350	4.8158	4.6219	4.5551	4.5443	4.5284	4.5049	4.4847	4.4678	4.4613	4.4405	4.4074	4.3851	4.3968	4.4105
January 15, 2012	5.4061	5.0873	4.8262	4.7216	4.7024	4.6764	4.6373	4.6027	4.5732	4.5622	4.5270	4.4702	4.4292	4.4311	4.4329
January 15, 2013	5.4348	5.4348	5.4348	5.4348	5.4348	5.2632	5.0000	4.7619	4.5455	4.4547	4.4547	4.4547	4.4547	4.4547	4.4547
          The exact stock price and fundamental change effective dates may not be set forth on the table, in which case:
•	if the applicable stock price is between two stock price amounts on the table or the fundamental change effective date is between two dates on the table, the fundamental change conversion rate will be determined by straightline interpolation between the fundamental change conversion rates set forth for the higher and lower stock price amounts and the two dates, as applicable, based on a 365-day year;

•	if the applicable stock price is in excess of $50.00 per share (subject to adjustment), then the fundamental change conversion rate will be the applicable minimum conversion rate, subject to adjustment; and

•	if the applicable stock price is less than $1.00 per share (subject to adjustment), then the fundamental change conversion rate will be the applicable maximum conversion rate, subject to adjustment.
          The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, prospectuses may be obtained from: Citigroup Global Markets Inc., Brooklyn Army Terminal, 140 58th Street, 8th Floor, Brooklyn, NY 11220 (Attention: Prospectus Department; Telephone: (800) 831-9146; E-mail: batprospectusdept@citi.com) or Credit Suisse Securities (USA) LLC, Prospectus Department, One Madison Avenue, New York, NY 10010 (Telephone: (800) 221-1037).

Sch IV-3

Schedule V
Issuer Free Writing Prospectus (included in the Pricing Disclosure Package)
Issuer Free Writing Prospectus dated January 6, 2010

Sch V-1